Exhibit 99.1

Array BioPharma Reports Financial Results for the Fourth Quarter and Full Year of Fiscal 2010

BOULDER, Colo.--(BUSINESS WIRE)--August 9, 2010--Array BioPharma Inc. (NASDAQ: ARRY) today reported financial results for the fourth quarter and full year of fiscal 2010.

Array reported revenue of $18.0 million for the fourth quarter of fiscal 2010, compared to revenue of $5.5 million for the same period in fiscal 2009. Array spent $16.5 million in proprietary research and development for the quarter to advance its clinical development and discovery programs. This compares to $21.3 million spent in research and development during the fourth quarter of fiscal 2009. Array reported a net loss of $15.8 million, or ($0.30) per share, for the fourth quarter, compared to a net loss of $26.7 million, or ($0.55) per share, for the fourth quarter in fiscal 2009. Array ended the fourth quarter of fiscal 2010 with $129 million in cash, cash equivalents and marketable securities.

Array reported revenue of $53.9 million for the fiscal year ended June 30, 2010, compared to revenue of $25.0 million for fiscal 2009. Net loss for the fiscal year ended June 30, 2010, was $77.6 million, or ($1.55) per share, compared to a net loss of $127.8 million, or ($2.67) per share, reported in fiscal 2009. Array spent $72.5 million in proprietary research and development for the year, compared to $89.6 million for fiscal 2009.

“During fiscal 2010, we raised $110 million in non-dilutive up-front and milestone payments from our partners, largely from our deals with Novartis and Amgen,” said Robert E. Conway, Chief Executive Officer. “We now have nine partnered drugs in clinical development and three significant discovery collaborations, with potential upside of $2.7 billion in milestone payments and double digit royalties on multiple programs. With $129 million in cash and marketable securities, plus projected milestone payments from our partners, we are well positioned to advance our pipeline of 100% Array owned drugs.”

SUMMARY OF RECENT PROGRESS
Advancing MEK oncology programs

Array allies with Novartis in cancer – MEK162 (ARRY-162) – MEK inhibitor:

  Array allied with Novartis for the worldwide development of small-molecule MEK inhibitors including MEK162 (ARRY-162). Array received $45 million, comprising an upfront and milestone payment, and is eligible to receive an additional $422 million if certain clinical, regulatory and commercial milestones are achieved. In addition, Array plans to co-develop MEK162 in one or more specific indications and fund a portion of development costs. The agreement provides Array with double-digit royalties on sales of approved drugs outside of the U.S., with a significantly higher royalty rate for U.S. sales provided that Array meets its co-funding obligations. Array also has a co-detailing right in the U.S. for approved drugs.
  Array advanced MEK162 in an expansion of a Phase 1 trial of MEK162 in biliary tract cancer patients at ten clinical sites in North America. The expansion portion is designed to evaluate safety, pharmacokinetics, pharmacodynamics and to obtain preliminary efficacy data of MEK162 in patients with biliary tract cancer.
  Over the next fiscal year, we plan to complete the expansion study in patients with biliary tract cancer, initiate an expansion study in patients with colorectal cancer and initiate a Phase 2 trial in patients with KRAS mutant colorectal cancer. We believe that Novartis will initiate clinical trials in the coming year.

AstraZeneca presents promising data at 2010 ASCO

  AstraZeneca presented Phase 1 clinical trial results at the 2010 ASCO annual meeting with the new AZD6244 (ARRY-886) capsule formulation. Array licensed AZD6244 to AstraZeneca in 2003. This study evaluated two doses of AZD6244 (50 mg BID and 75 mg BID) in combination with four different chemotherapies: DTIC® (dacarbazine) (1000 mg/m2), Taxotere® (docetaxel) (75 mg/m2), Tarceva® (erlotinib) (100 mg daily) or Torisel® (temsirolimus) (25 mg weekly). In a subgroup of 18 patients with melanoma whose tumors were evaluable for mutational status, AZD6244 plus chemotherapy had a 56% response rate in patients with BRAF mutations with a median time to progression of 31 weeks, versus 8 weeks in the patients with wild-type BRAF. Therefore, BRAF mutation-status appears to predict clinical response of AZD6244 plus chemotherapy. This is the first disclosed efficacy data with the new formulation of AZD6244, which provides twice the drug exposure at the preferred dose.

AstraZeneca is conducting the following Phase 2 trials:

  AZD6244 in combination with DTIC versus DTIC alone in patients with BRAF mutation positive melanoma. This trial has completed enrollment of 80 patients.
  AZD6244 in combination with Taxotere and versus Taxotere alone in patients with KRAS mutation positive NSCLC. This trial has completed enrollment of 80 patients.
  AZD6244 or Temodar® (temozolomide) in patients with metastatic melanoma of the eye. One hundred fifty nine patients are anticipated to enroll in this trial.
  AZD6244 in combination with Camptosar® (irinotecan) in 2nd line patients with KRAS or BRAF mutation positive advanced or metastatic colorectal cancer. Fifty seven patients are anticipated to enroll in this trial.

Partnerships advance with Amgen, Genentech, Celgene and InterMune:

Amgen collaboration AMG 151 / ARRY-403 – GK activator for type 2 diabetes: Array continued a Phase 1 multiple ascending dose clinical trial in patients with type 2 diabetes, with AMG 151 / ARRY-403, a small-molecule glucokinase activator that Array partnered with Amgen Inc. in December 2009. After the trial is complete, Amgen will be responsible for all future development. Array also continued a research program, which is being funded by Amgen, to identify and advance second-generation glucokinase activators.

Celgene Research Programs - cFMS, TYK2, PDGFR: Celgene announced progress on three partnered research programs in April 2010 on which Array is conducting research: cFMS (oncology), TYK2 (inflammation) and PDGFR (fibrosis). Celgene reported that all three programs have the possibility of entering clinical development over the next 12 to 24 months. Under the terms of Array’s agreement with Celgene, Celgene has the option to select two of the programs and Array would retain rights to the third program.

Genentech collaboration: Genentech announced that GDC-0068 / RG7440, an AKT inhibitor discovered by Array and Genentech scientists, advanced into a Phase 1 dose escalation study in cancer patients.

InterMune announces positive danoprevir (RG7227 and ITMN-191) results: InterMune, Inc. announced in April 2010 top-line results from a planned interim analysis of the Phase 2b randomized, partially-blind study evaluating the hepatitis C virus NS3/4A protease inhibitor danoprevir, also known as RG7227 / ITMN-191, which was coinvented by Array and InterMune. Danoprevir was administered at either 300 mg three times daily, 600 mg twice daily or 900 mg twice daily for 12 weeks in combination with PEGASYS® (pegylated interferon alfa-2a) and COPEGUS® (ribavirin), compared with placebo for the same duration plus PEGASYS and COPEGUS. In November 2009, InterMune reported that due to a safety signal, dosing in the 900 mg group had been stopped. InterMune reported that results from the study indicate danoprevir plus PEGASYS and COPEGUS are capable of achieving complete early virologic response rates as high as 90 percent, compared to 43 percent in the placebo group.

Array advanced all four clinical programs for the treatment of cancer according to plan: ARRY-520 – KSP inhibitor for MM: Array completed enrollment in a Phase 1 trial with ARRY-520, a novel KSP inhibitor, in patients with solid tumors and in a Phase 1/2 trial in patients with acute myelogenous leukemia. We are initiating two Phase 1b combination studies in patients with MM.

ARRY-614 - p38/Tie-2 Inhibitor for MDS: Array continued dosing patients with myelodysplastic syndrome in a Phase 1 trial of ARRY-614 to determine the safety, maximum tolerated dose, pharmacokinetics and to obtain preliminary efficacy data of the compound in this patient population.

ARRY-543 – HER2/EGFR inhibitor for solid tumors: Array completed enrollment in three Phase 1b trials of ARRY-543 in combination with Xeloda® (capecitabine), Taxotere and Gemzar® (gemcitabine), respectively. The maximum tolerated dose of ARRY-543 was achieved in each trial the prior quarter. Trial results will be disclosed at an appropriate scientific conference over the next year.

ARRY-380 – HER2 oral, selective inhibitor for cancer: Array reached the maximum tolerated dose in a Phase 1 trial of ARRY-380 to evaluate the safety, maximum tolerated dose and pharmacokinetics in patients with advanced cancer. Array is expanding the trial at the maximum tolerated dose in patients with HER2 positive cancer.

Financial Performance – Fiscal 2010 Compared to Fiscal 2009:

  Revenue – $53.9 million vs. $25.0 million, an increase of $28.9 million
  Net Loss – $77.6 million vs. $127.8 million, an improvement of $50.2 million
  Loss Per Share – $1.55 vs. $2.67, an improvement of $1.12
  Net Cash Flow from Operations – $17.6 million vs. ($92.9) million, an improvement of $110.5 million
  Cash and Marketable Securities at year end – $128.9 million vs. $57.5 million, an increase of $71.4 million

Array will hold a conference call on Tuesday, August 10, 2010, at 9:00 a.m. Eastern Time to discuss these results. Robert E. Conway, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information
Date:	Tuesday, August 10, 2010
Time:	9:00 a.m. Eastern Time
Toll-Free:	888-280-4443
Toll:	719-325-2392
Pass Code:	6859246
Webcast:	www.arraybiopharma.com

A replay of the call will be available as a webcast on www.arraybiopharma.com and by phone for one week by dialing toll-free (888) 203-1112 or (719) 457-0820. The access code is 6859246.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer and inflammatory diseases. Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our potential to earn future milestone and royalty payments under our collaboration agreements, the estimated net present value of this potential income, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up front fees, milestone and/or royalty payments, and our future plans to progress, develop our proprietary programs and the plans of our collaborators to progress and develop programs we have licensed to them. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to attract and retain experienced scientists and management. We are providing this information as of August 9, 2010. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Array BioPharma Inc. Condensed Statements of Operations (Unaudited) (in thousands, except per share amounts)

	Three Months Ended June 30,		Year Ended June 30,
	2010	2009	2010	2009

Revenue
Collaboration revenue	$6,521	$3,801	$21,395	$17,228
License and milestone revenue	11,449	1,706	32,485	7,754
Total revenue	17,970	5,507	53,880	24,982

Operating expenses
Cost of revenue	9,218	4,157	28,322	19,855
Research and development for proprietary drug discovery	16,491	21,313	72,488	89,560
General and administrative	4,183	4,587	17,121	18,020
Total operating expenses	29,892	30,057	117,931	127,435

Loss from operations	(11,922)	(24,550)	(64,051)	(102,453)

Other income (expense)
Gain (loss) on marketable securities	-	-	1,305	(17,742)
Interest income	139	296	864	2,116
Interest expense	(4,063)	(2,736)	(15,749)	(10,024)
Total other income	(3,924)	(2,440)	(13,580)	(25,650)

Loss before income tax benefit	(15,846)	(26,990)	(77,631)	(128,103)

Income tax benefit	-	288	-	288

Net loss	$(15,846)	$(26,702)	$(77,631)	$(127,815)

Weighted average shares outstanding - basic and diluted	52,680	48,119	50,216	47,839

Net loss per share - basic and diluted	$(0.30)	$(0.55)	$(1.55)	$(2.67)

Summary Balance Sheet Data (in thousands)

	June 30,	June 30,
	2010	2009

Cash, cash equivalents and marketable securities	$128,869	$57,488
Property, plant and equipment, gross	$84,176	$83,683
Working capital	$39,367	$(5,378)
Total assets	$159,179	$95,055
Long-term debt, net	$112,825	$68,170
Stockholders' equity	$(116,678)	$(73,701)

CONTACT:
Array BioPharma Inc.
Tricia Haugeto, 303-386-1193
thaugeto@arraybiopharma.com